EXHIBIT 99

                       Whispering Oaks International, Inc.
                                      d/b/a
                                  BIOCUREX INC.
                               Shares Common Stock

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of the common stock of Biocurex Inc. which may be issued pursuant to certain employee incentive plans adopted by Biocurex and shares issued to two consultants for services provided to Biocurex. The employee incentive plans provide for the grant, to selected employees of Biocurex and other persons, of either stock bonuses or options to purchase shares of Biocurex's common stock.

     Persons who may receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus, as well as the two consultants, are referred to as the "Selling Shareholders".

     Biocurex has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between Biocurex and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      Biocurex's common stock is quoted on the OTC Bulletin Board under the symbol "BOCX." On April 14, 2009 the closing bid price for one share of Biocurex's common stock was $0.09.

                 The date of this Prospectus is April __, 2009.


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      None of the proceeds from the sale of the Shares by the Selling
Shareholders will be received by Biocurex. Biocurex has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). Biocurex has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      Biocurex is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained from the Public Reference Section of the Commission's offices at 100 F Street, NE, Washington, DC 20549, at prescribed rates. Certain information concerning Biocurex is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Biocurex has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which Biocurex has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      Biocurex will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                                  Biocurex Inc.
                           7080 River Road, Suite 215
                       Richmond, British Columbia V6X 1X5
                                 (866) 884-8669
                              Attention: Secretary

      The following documents filed with the Commission by Biocurex (Commission File No. 0-26947) are hereby incorporated by reference into this Prospectus:

(1) Annual Report on Form 10-K for the year ended December 31, 2008. (2) Current Report on Form 8-K filed on February 6, 2009.


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     All documents filed with the Commission by Biocurex pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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                                TABLE OF CONTENTS
                                                            PAGE

BIOCUREX......................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

GENERAL ......................................................



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                                   THE COMPANY

      Biocurex develops products which are used to detect cancer. Accurate and timely diagnosis is the vital first step in managing cancer.

      A principal goal of cancer research and treatment is to accurately and timely diagnose cancer. One way to diagnose cancer is by differentiating cancer cells from healthy cells with the aid of certain molecules (markers) that are present on cancer cells but not on healthy cells. Biocurex owns patents and other intellectual property relating to technology that utilizes these markers to accurately and timely detect cancer. Biocurex's technology relates specifically to the RECAF(TM) marker, which is one of the markers that is only present on cancer cells. The RECAF(TM) marker and Biocurex's related technology can be used in blood and tissue tests to aid in determining if a patient has cancer. These tests can also be used on a regular basis for the early detection of recurring cancer, thereby allowing a more effective treatment of cancer patients. The RECAF(TM) marker has been found in all cancerous tissues studied, including breast, lung, stomach and prostate tissues.

      Biocurex believes that a significant market exists for a screening assay which can detect multiple cancers from a blood (serum) sample. As a result, since March 2002 Biocurex's research and development efforts have been focused on the development of a serum-based screening assay based upon Biocurex's RECAF(TM) technology.

      The potential market for a serum assay is hard to define, but market statistics confirm that there are over 100 million serum tumor marker (screening) tests performed every year. However, most of the assays are specific to a particular cancer and suffer from poor sensitivity and specificity. As an example, assay sales for CEA - Carcino Embryonic Antigen, a relatively insensitive assay for colorectal cancer are estimated to be over $300 million US dollars annually.

      Since 2004 Biocurex performed over 120,000 tests on over 4,000 serum samples. Results of these clinical studies have shown the serum RECAF test to have an 80-90% sensitivity for a variety of cancers, with a 95% specificity for lung, breast, stomach and ovary cancers. These tests have shown that Biocurex's serum-RECAF assay performs much better than competing technologies in detecting prostate cancers and discriminating between malignant and benign lesions.

      In March 2006 Biocurex began modifying its serum RECAF test so that the test would be a "colorimetric" or chemoluminescent test that does not require the use of radioactivity. The chemoluminescent test is the format used by many automated high throughput instruments such as the Architect(TM) system from Abbott.


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

      In a study on 68 early stage (I & II) prostate cancer serum samples, presented at an international cancer conference in late 2006, Biocurex's RECAF chemoluminescent blood test detected 71% of cancers, while commercial PSA tests detected less than 30% of cancers using the same samples. As of April 15, 2009
Biocurex:

     o had prepared all documents describing the protocols required to produce the required reagents and assays by clinical laboratories or licenses, and

     o was working on improvements to the test to reduce its cost and improve its shelf life.

      Since February 2007 Biocurex has been working on the development of a point-of-care or rapid test for cancer. The test, which is similar in appearance to a dip-stick pregnancy test, is intended to be used by physicians in their office as a first step in detecting cancer. As of April 15, 2009 Biocurex had further advanced the development of the dip stick and had tested approximately 400 serum samples.

      As of April 15, 2009 Biocurex was:

     o    Continuing with the development of its colorimetric test;

     o    Continuing with the development of its point-of-care test; and

     o Investigating the feasibility of using its RECAF(TM) marker as a target for drugs or therapies which destroy cancer cells.

      In October 2008 Biocurex formed a wholly-owned subsidiary in China. The subsidiary, named "Biocurex Inc. China" will be used to manufacture, market and distribute Biocurex's RECAF tests in China.

      The executive offices of Biocurex are located 7080 River Road, Suite 215, Richmond, British Columbia V6X 1X5. Biocurex's telephone number is (866) 884-8669 and its fax number is (866) 437-2277.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Biocurex. If any of the risks discussed below materialize, Biocurex's common stock could decline in value or become worthless.

RISKS RELATED TO BIOCUREX

Since Biocurex has limited operations, a history of losses and may never be profitable, the shares offered by this prospectus may never have any value. Biocurex has never earned a profit. As of December 31, 2008, Biocurex's accumulated deficit was approximately $(17,070,000). Biocurex expects to incur additional losses for an indefinite period. As of the date of this prospectus, Biocurex was not receiving any revenues from the sale of any products which it


                                        6
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was developing. No assurance can be given that Biocurex's products can be manufactured and marketed successfully, or that Biocurex will ever earn a profit.

If Biocurex is unable to raise additional capital, Biocurex may be unable to continue operating. To raise additional capital Biocurex will most likely sell shares of its common stock or securities convertible into common stock. The issuance of additional shares will have a dilutive impact on other stockholders and could have a negative effect on the market price of Biocurex's common stock.

      By means of this prospectus a number of Biocurex shareholders are offering to sell shares of Biocurex's common stock. Biocurex will not receive any proceeds from the sale of the shares offered by the selling shareholders.

      Clinical and other studies necessary to obtain approval of Biocurex's products can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs. In addition, Biocurex's estimates of the costs associated with its proposed research, development and marketing activities may be substantially lower than the actual costs of these activities. Biocurex will need additional capital in order to fund the costs of future studies, related research, and general and administrative expenses.

      Biocurex may be forced to delay or postpone research, development and marketing expenditures if Biocurex is unable to secure adequate sources of funds. Biocurex may not be able to obtain any additional funding which it may require. As of the date of this prospectus Biocurex did not have any agreements or commitments from any source to provide additional capital.

      In their audit report on the December 31, 2008 financial statements, Biocurex's auditors expressed substantial doubt as to the ability of Biocurex to continue as a going concern.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of Biocurex to successfully license its products or any products it may develop.

      Biocurex's research and development efforts are focused on the development of a screening assay which can detect multiple cancers from a blood (serum) sample. Biocurex's serum-based screening assay has not been approved by the FDA. Although the FDA approval is only required for the United States market, Biocurex believes FDA approval will add credibility when negotiating with overseas distributors. In order to obtain FDA approval of a product it must be demonstrated to the satisfaction of the FDA that the product is safe and effective for its intended uses and that the product can be manufactured with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. Approvals may not be granted for any product developed by Biocurex.


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      In addition to delays in review and approval of Biocurex's serum-based screening assay (assuming this product can be successfully developed), delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of Biocurex to license its serum-based screening assay. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which the product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market.

Biocurex may not achieve or maintain a competitive position in its industry and future technological developments may result in Biocurex's proprietary technologies becoming uneconomical or obsolete. The field in which Biocurex is involved is undergoing rapid and significant technological change. The successful marketing of Biocurex's cancer detection kit will depend on its ability to be in the technological forefront of this field. There can be no assurance that Biocurex will achieve or maintain such a competitive position or that other technological developments will not cause Biocurex's proprietary technologies to become uneconomical or obsolete.

Biocurex's patents might not protect its technology from competitors. Certain aspects of Biocurex's technologies are covered by a U.S. patent and a number of foreign patents. In addition, Biocurex has a number of patent applications pending in foreign countries. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford Biocurex. Disputes may arise between Biocurex and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that Biocurex will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to Biocurex. The scope and validity of any of these patents, if any, are presently unknown.

Biocurex is dependent for its success on the continued availability of its officers and the loss of management and scientific personnel could adversely affect Biocurex. Biocurex does not have any employment agreements with any of its officers. Accordingly, any of these officers, all of whom have medical backgrounds, may resign at any time.


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Biocurex is dependent on the continued availability of research and development services provided by Pacific BioSciences Research Centre and the loss of these services could adversely affect Biocurex. Pacific BioSciences Research Centre conducts substantially all research relating to the technology under development by Biocurex. Pacific BioSciences Research Centre is owned 100% by Dr. Ricardo Moro, an officer and director of Biocurex. If Pacific BioSciences Research Centre discontinues these services, Biocurex may be unable to find another firm with the same expertise in the technology under development by Biocurex, in which case the ability of Biocurex to develop its technology would be impaired.

Future transactions between Biocurex and its officers and directors may not be on terms as favorable as Biocurex could obtain in similar transactions with persons who do not have any relationship with Biocurex. Biocurex has in the past issued shares of its common stock, as well as options and warrants to its officers and directors. Pacific BioSciences Research Centre, which is owned by Dr. Ricardo Moro, the President of Biocurex, conducts the research relating to the technology under development by Biocurex. Dr. Moro, in his capacities as an officer and director of both Biocurex and Pacific BioSciences, is in a position to both approve the nature of the research conducted by Pacific BioSciences and to control the cost of the research.

      In addition, the directors of Biocurex approve their own compensation since decisions regarding compensation to be paid to the officers and directors of Biocurex are made by the directors by resolutions adopted by unanimous written consent. Biocurex does not have any policy which limits the amount of compensation paid to its officers.

      The terms relating to the issuance of the shares, options and warrants, the amounts paid to Pacific Biosciences, and the compensation paid to Biocurex's officers were determined by the officers and directors who control Biocurex and who may have benefited if the terms of these transactions were not as favorable as those which Biocurex could have obtained from unrelated third parties.

      To the extent that Biocurex has future transactions with its officers or directors, it is possible that the terms of any future transactions may be more favorable to the officers or directors than Biocurex.

RISKS RELATED TO THIS OFFERING

Shares issuable upon the conversion of notes, the payment of interest or principal on the notes, or upon the exercise of outstanding options and warrants, may substantially increase the number of shares available for sale in the public market and may depress the price of Biocurex's common stock.

      Biocurex had outstanding convertible notes, options and warrants which, as of April 15, 2009, allowed the holders to acquire a substantial number of additional shares of its common stock. Until the options and warrants expire, or the convertible notes are paid, the holders will have an opportunity to profit from any increase in the market price of Biocurex's common stock without assuming the risks of ownership. Holders of convertible notes, options and warrants may convert or exercise these securities at a time when Biocurex could obtain additional capital on terms more favorable than those provided by the


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notes, options or warrants. The conversion of the notes or the exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of Biocurex's common stock.

      Biocurex has filed registration statements with the Securities and Exchange Commission so that substantially all of the shares of common stock which are issuable upon the exercise of outstanding options and warrants, or upon the conversion of notes, may be sold in the public market. The sale of common stock issued or issuable upon the exercise or conversion of the securities described above, or the perception that such sales could occur, may adversely affect the market price of Biocurex's common stock.

      The issuance or even the potential issuance of shares upon exercise of the options or warrants will have a dilutive impact on other stockholders and could have a negative effect on the market price of Biocurex's common stock.

Since the market price for Biocurex's common stock is volatile, investors in this offering may not be able to sell any of Biocurex's shares at a profit.

      The market price of Biocurex's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in Biocurex's operating results, announcements of technological innovations or new products by Biocurex or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by Biocurex or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the future market price of Biocurex's common stock.

There is, at present, only a limited market for Biocurex's common stock and there is no assurance that this market will continue. Trades of Biocurex's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its


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salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Biocurex's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

      As of April 15, 2009, Biocurex had 45,381,350 outstanding shares of common stock. The following table lists additional shares of Biocurex's common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                           Number of     Note
                                                            Shares    Reference
                                                           ---------  ---------
   Shares issuable upon conversion of notes or as
     payment of principal on the notes                     2,833,333      A

   Shares issuable upon exercise of warrants               3,500,000      A

   Shares issuable as payment of interest on the notes     1,000,000      A

   Shares issuable upon exercise of warrants issued
       to consultants                                        937,500      B

   Shares issuable upon exercise of Non-Qualified Stock
      options granted to officers, directors, employees
      and consultants.                                     4,553,157      C

   Shares issuable upon exercise of warrants granted to
      Biocurex's officers, directors, employees,
      financial consultants and private investors          5,253,226      D

   Shares issuable upon conversion of notes                1,075,715      D

   Shares issuable upon exercise of warrants issued to
   note holders                                            3,940,326      E


      A. On June 29, 2007, Biocurex sold convertible notes, plus warrants, to private investors for $3,000,000. The notes are due and payable on June 29, 2010 and are secured by substantially all of Biocurex's assets. At the holder's option the notes are convertible into shares of Biocurex's common stock at a conversion price of $0.60. As of March 25, 2009 the outstanding principal balance of the notes was $1,955,000.

      The warrants allow the holders to purchase up to 3,500,000 shares of Biocurex's common stock at a price of $0.25 per share at any time prior to June 29, 2012.


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      In the event the closing price of Biocurex's common stock is $1.20 or greater for ten consecutive trading days, the holders will be required to exercise the warrants relating to the 3,500,000 shares of Biocurex's common stock. Following the exercise of the warrants, Biocurex will issue to the holders new warrants, which will entitle the holders to purchase 1,750,000 shares of Biocurex's common stock. The new warrants will be exercisable at a price of $1.20 per share at any time prior to the later of June 25, 2012 or three years from the date the new warrants are issued.

      The actual number of shares issuable upon the conversion of the notes or upon the exercise of the warrants may increase as the result of future sales of Biocurex's common stock at prices below either the note conversion price or warrant exercise price, as the case may be.

      At Biocurex's election and under certain conditions, Biocurex may use shares of its common stock to make interest or principal payments on the notes. The actual number of shares which may be issued as payment of interest or principal may increase if the price of Biocurex's common stock is below the then applicable conversion price of the notes.

      To the extent Biocurex uses its shares to make principal payments on the notes, the number of shares which may be issued upon the conversion of the notes may be less due to the reduction in the outstanding principal balance of the notes.

      The actual number of shares which will ultimately be issued upon the payment or conversion of the notes and the exercise of the warrants (if any) will vary depending upon a number of factors, including the price at which Biocurex sells any additional shares of its common stock prior to the date the notes are paid or converted or the date the warrants are exercised or expire.

      See Biocurex's 8-K reports filed on June 29, 2007 and February 6, 2009 for more detailed information concerning the notes and warrants.

B. Pursuant to the terms of a consulting agreement with the Sales Agent, Biocurex issued the Sales Agent warrants to purchase 937,500 shares of Biocurex's common stock as consideration for services the Sales Agent provided in connection with the sale of Biocurex's notes and warrants. Warrants to purchase 187,500 of the 937,500 shares are exercisable at a price of $0.01 per share and warrants to purchase the remaining 750,000 shares are exercisable at a price of $0.60 per share. These warrants expire on June 30, 2012. The Sales Agent subsequently assigned to two of its employees 234,375 warrants each.

C. Options are exercisable at a price of $0.001 per share and expire at various dates between January 2010 and March 2014.

D. Warrants in this category were not granted pursuant to Biocurex's Non-Qualified Stock Option Plan. The warrants are exercisable at prices between $0.12 and $0.90 per share and expire between April 30, 2009 and June 27, 2012.


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E. During 2003 Biocurex sold convertible notes in the principal amount of
$529,813 to six private investors. The notes bear interest at 5% per year and are due and payable five years from the respective dates of the notes. Each note may, at the option of the holder, be converted at any time into shares of Biocurex's common stock. The number of shares to be issued upon the conversion of any note is equal to the amount determined by dividing (i) the principal amount to be converted by (ii) the conversion price. The conversion price was separately negotiated for each note and ranges between $0.05 and $0.23 and was based upon the market price of Biocurex's common stock on the date the notes were sold. As of March 25, 2009, one note in the principal amount of $53,000 had been repaid and four notes in the aggregate principal amount of $281,915 had been converted into 2,123,634 shares of Biocurex's common stock. If all remaining notes were converted Biocurex would be obligated to issue an additional 1,075,715 shares of common stock. The note holders also received warrants to purchase an aggregate of 2,434,088 shares of Biocurex's common stock at prices between $0.08 and $0.38 per share. The warrants expire at various dates prior to November 11, 2008. As of March 25, 2009, warrants to purchase 1,693,111 shares had been exercised. For every share issued upon conversion, the note holders are entitled to receive new warrants to purchase one additional share of common stock at prices between $0.055 and $0.176 per share. These new warrants expire at various dates in 2011. Warrants for 2,123,634 shares were issued when notes in the principal amount of $281,915 were converted. If all remaining notes were converted, Biocurex would be obligated to issue the holders of the notes warrants to purchase 1,075,715 additional shares of Biocurex's common stock.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of Biocurex's common stock (the Selling Shareholders) and were issued by Biocurex in connection with its Non-Qualified Stock Option or Stock Bonus Plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by Biocurex Expenses expected to be incurred by Biocurex in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      Biocurex has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans which it has adopted. Biocurex has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of Biocurex and other persons, of either stock bonuses or options to purchase shares of Biocurex's common stock.

Non-Qualified Stock Option Plan
-------------------------------

      The Non-Qualified Stock Option Plan authorizes the issuance of shares of Biocurex's common stock to persons that exercise options or warrants granted pursuant to the Plan. Biocurex's employees, directors, officers, consultants and advisors are eligible to be granted options or warrants pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The exercise price of the option or warrant is determined by Biocurex's Board of Directors.

Stock Bonus Plan
----------------

      Under the Stock Bonus Plan, Biocurex's employees, directors, officers, consultants and advisors are eligible to receive a grant of Biocurex's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans
-------------------------------------

      The Plans are administered by Biocurex's Board of Directors. The Directors serve for a one-year tenure and until their successors are elected. A Director may be removed at any time by the vote of a majority of Biocurex's shareholders. Any vacancies that may occur on the Board of Directors may be filled by the Board of Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of Biocurex or the period of time a non-employee must provide services to Biocurex. At the discretion of the Board of Directors, payment for the shares of common stock underlying options may be paid through the delivery of shares of Biocurex's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon the death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      The Board of Directors of Biocurex may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not make any amendment which would materially modify the eligibility requirements for the Plans or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans, without shareholder approval.

      The following tables show the options granted to and the options exercised by the officers and directors of Biocurex, during the three fiscal years ended December 31, 2008, and the period ended April 15, 2009. All options were granted pursuant to Biocurex's Non-Qualified Stock Option Plan.

                                 Options Granted

                                       Options     Exercise Price   Expiration
   Name                  Grant Date   Granted (#)    Per Share         Date
   ----                  ----------   -----------  --------------   ----------

   Dr. Ricardo Moro       2/23/2006    230,000         $0.001       2/28/2010
   Dr. Phil Gold          2/23/2006     55,000         $0.001       2/28/2010
   Dr. Gerald Wittenberg  2/23/2006    230,000         $0.001       2/28/2010
   Dr. Ricardo Moro       1/31/2007    260,000         $0.001       1/31/2010
   Dr. Phil Gold          1/31/2007     60,000         $0.001       1/31/2010
   Dr. Gerald Wittenberg  1/31/2007    260,000         $0.001       1/31/2010
   Dr. Ricardo Moro       2/14/2008    255,000         $0.001       2/28/2010
   Dr. Phil Gold          2/14/2008     60,000         $0.001       2/28/2010
   Dr. Gerald Wittenberg  2/14/2008    255,000         $0.001       2/28/2010
   Dr. Ricardo Moro       3/17/2009  1,578,947         $0.001       3/19/2011
   Dr. Phil Gold          3/17/2009    684,210         $0.001       3/19/2011

                                Options Exercised

                        Date of Shares Acquired On Value
                      Exercise on Exercise (1) Realized (2)
                        --------------    -----------------   ------------

  Dr. Phil Gold           12/11/2006            25,000           $17,725


(1) The number of shares received upon exercise of options.

(2) With respect to options exercised, the difference between the option exercise price and the market value of the shares purchased on the date the options were exercised.

      The following tables show the options held by the persons named below as of April 15, 2009. All options were granted pursuant to Biocurex's Non-Qualified Stock Option Plan.

                          Shares underlying unexercised
                               options which are:
                          -----------------------------    Exercise   Expiration
     Name                 Exercisable     Unexercisable      Price       Date
     ----                 -----------     -------------   ----------  ----------

     Dr. Ricardo Moro      225,000                           0.001     1/31/12
     Dr. Ricardo Moro      450,000                           0.001     3/31/12
     Dr. Ricardo Moro      260,000                           0.001     1/31/10
     Dr. Ricardo Moro      230,000                           0.001     2/28/10
     Dr. Ricardo Moro      650,000                           0.001     3/31/14
     Dr. Ricardo Moro      255,000                           0.001     2/28/10
     Dr. Ricardo Moro    1,578,947                           0.001     3/19/11
     Dr. Phil Gold          25,000                           0.001     1/31/12
     Dr. Phil Gold          60,000                           0.001     1/31/10
     Dr. Phil Gold          55,000                           0.001     2/28/10
     Dr. Phil Gold          60,000                           0.001     2/28/10
     Dr. Phil Gold         684,210                           0.001     3/19/11


                          Shares Issuable
                           Upon Exercise          Exercise       Expiration
 Name                     of Warrants (1)           Price           Date
------                    ---------------          -------     --------------

Dr. Gerald Wittenberg         252,278               $0.05         12/31/08
Dr. Gerald Wittenberg       1,275,000               $0.08         01/15/09

(1) Warrants were not issued pursuant to Biocurex's Non-Qualified Stock Option Plan.

      Dr. Wittenberg resigned as an officer and director of Biocurex on February 17, 2009.

      On February 24, 2009 Dr. Wittenberg exercised options and warrants to purchase 2,070,000 shares of Biocurex's common stock. The exercise price of the options and warrants was $0.001 per share. The closing price of Biocurex's common stock on February 24, 2009 was $0.08

      During the three years ended December 31, 2008 and the period ended April 15, 2009 Biocurex did not issue any shares of its common stock pursuant to its Stock Bonus plan to any of its officers or directors.

      The following table shows the number of outstanding stock options and stock bonuses granted by Biocurex pursuant to the Plans, as of April 15, 2009. Each option represents the right to purchase one share of Biocurex's common stock.

                   Total Shares                          Shares      Remaining
                     Reserved    Options     Options    Issued As Options/Shares
Name of Plan       Under Plans Outstanding  Exercised  Stock Bonus  Under Plans

Non-Qualified
 Stock Option Plan  17,500,000  4,533,157   7,642,277         N/A     5,324,566


Stock Bonus Plan    10,500,000        N/A         N/A    4,856,981    5,643,019

Selling Shareholders
--------------------

      Officers, directors and affiliates of Biocurex who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.

                                                        Number of
                                   Number of Shares     Shares to
                     Number of       Being Offered    be Beneficially
                       Shares     -------------------   owned on Com-   Percent
Name of Selling     Beneficially   Option     Bonus    pletion of the     of
  Shareholder          Owned      Shares(1)  Shares(2)   Offering       Class
---------------     ------------  ---------  --------- --------------  --------

Ricardo Moro          355,000     3,648,947         --      355,000       0.8%
Dr. Phil Gold          10,000       874,210         --       10,000        NIL

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares granted as a stock bonus.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, Biocurex has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both

(which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Biocurex has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      Biocurex has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Biocurex has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Biocurex has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

      Rule 102 of Regulation M makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in Biocurex's common stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                            DESCRIPTION OF SECURITIES

      Biocurex is authorized to issue 125,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by Biocurex's Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of Biocurex's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares issued by Biocurex

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

      Transfer Agent
      --------------

            Securities Transfer Corp.
            2591 Dallas Parkway
            Suite 102
            Frisco, Texas  75034
            Telephone Number (469)-633-0101
            Facsimile Number (469)-633-0088

                                     GENERAL

      The Texas Corporation Law provides that Biocurex may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been directors or officers of Biocurex unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors of Biocurex are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to Biocurex, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to its directors and officers, Biocurex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by Biocurex or the Selling Shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of Biocurex since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.